Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Chase Packaging Corporation

Chase Packaging Declares 10%

Stock Dividend on its Preferred Stock

Fair Haven, New Jersey — November 1, 2013  —  Chase Packaging Corporation, which trades over-the-counter under the symbol “CPKA” (“Pink Sheets”), today announced that its Board of Directors declared a ten percent (10%) stock dividend on its outstanding Series A 10% Convertible Preferred Stock (“Preferred Stock”).  Shareholders of record as of November 15, 2013, will receive the stock dividend for each share of Preferred Stock owned on that date, payable on December 2, 2013.   The dividend will be paid in kind (i.e., in additional shares of Preferred Stock) based on the stated value of $100 per share.

The Board’s declaration is in accordance with the provisions of the Statement of Resolution Establishing the Preferred Stock which provides that the Board of Directors may, in the exercise of its sole discretion, declare and pay a ten percent (10%) annual dividend on the stated value, such dividend payable either in cash or in kind, or any combination thereof.  The Board of Directors approved the declaration and payment of this ten percent 10% stock dividend by unanimous written consent of the Board of Directors of the Corporation dated October 21, 2013.

Fractional shares will be accumulated until whole shares can be issued.  As of November 1, 2013, Chase Packaging had 22,704 shares of Preferred Stock outstanding.

Chase ceased its prior specialty packaging business operations as of December 31, 1997, and since that time the Company’s existence has been as a publicly traded development stage shell corporation.  Management of the Company is seeking to secure a suitable merger partner wishing to go public or to acquire private companies to create investment value for the Company.  However, there is no assurance that a transaction will be concluded.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

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CONTACT:

Chase Packaging Corporation

Ann C.W. Green (732) 741-1500

Chief Financial Officer

636 River Road, Fair Haven NJ  07704